Exhibit 99.1

Verdant and Talesun Solar, an emerging world leader in solar manufacturing, sign Joint Venture and Development agreement.

LOS ANGELES, April 27, 2012 – VRDT Corporation (“Verdant”)(OTCBB:VRDT) announced today an agreement with Talesun Solar USA, Ltd. (“Talesun”), to jointly develop and install new advanced energy storage and management systems for solar applications and deployments.  Both companies have also agreed to collaborate on new ventures and upcoming projects.
Talesun is a large-scale solar manufacturer of high quality photovoltaic cells and modules and boasts the world’s largest, fully automated state of the art production plant. Talesun is quickly becoming a world leader in solar manufacturing and recently secured a significant contract to supply solar modules for over 1 gigawatt of solar farms during the next three years with an aggregate investment valued at over $2.4 billion.
“It is so exciting to have this opportunity to work with Talesun,” stated an energized Steve Aust, President of Verdant.  “Our energy storage and advanced management systems pair up perfectly with Talesun’s high quality solar panels.  We think that the combination of our respective resources not only greatly enhances the value of solar energy but also increases the return on investment from related projects.”

Eric Ma, General Manager of Talesun echoed that energy, “Verdant has an incredible vision and plan for greatly increasing overall energy efficiency.  We look forward to working with them to develop the best energy storage and management systems possible for large-scale solar projects.  Together we will open new opportunities for solar to provide reliable energy that creates long term value.”

Given the continued growth in demand for energy, as fueled by the electrification of transportation, exciting new consumer devices and integrated smart technologies, the time for Verdant solutions could not be better.
###

For more information, please contact Dee Schwall at (949) 633-3467 or IR@vrdt.com.

About VRDT Corporation
VRDT Corporation (“Verdant”) is a strategic organization for clean technology, transportation and infrastructure related ventures and initiatives. Verdant brings together technology, manufacturing and services to significantly enhance efficiencies in energy usage that also support electrification of transportation. This increased efficiency also breeds creation of community and commercial based energy storage systems in order to balance energy usage more effectively.

Statements contained in this release that are not historical facts may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 27E of the Securities Act of 1934 and are inherently uncertain. Actual performance and results may differ materially from that projected herein due to certain risks and uncertainties.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. VRDT Corporation does not intend to update any of the forward-looking statements after the date of this release to conform them to actual results, except as may be required by law.